CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Market-Linked Notes due 2016	$8,223,480	$1,121.68

November 2012 Pricing Supplement No. 432 Registration Statement No. 333-178081 Dated November 29, 2012 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Equities, Commodities and Bonds

Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

The notes are senior unsecured obligations of Morgan Stanley, will pay no interest and will have the terms described in the accompanying product supplement and prospectus, as supplemented and modified by this document.  At maturity, we will pay per note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the arithmetic average of the locked-in index values of the underlying index on the four approximately annual determination dates over the term of the notes.  On each determination date, the locked-in index value will equal the greater of (i) the index closing value on such determination date and (ii) the highest index closing value on any previous determination date, provided that the locked-in index value on the first determination date will be the index closing value on such date, regardless of whether such value is greater than, equal to or less than the initial index value.

The Morgan Stanley ETF-MAP Index is a rules-based quantitative strategy that attempts to maximize returns for a given level of risk.  The underlying index components consist of U.S.-listed exchange-traded funds (ETFs) representing U.S. and non-U.S. equities, fixed income securities, commodities and cash.  The underlying index is calculated on an excess return basis, and therefore its level is determined by the weighted return of the optimized portfolio of index components reduced by the return on an equivalent cash investment receiving the Federal Funds rate.  The underlying index is rebalanced monthly based on the index methodology, which seeks to determine the asset portfolio that had the maximum historical return with 5% annualized volatility during the prior 60-business day period.  There is also a daily adjustment to the allocation between the asset portfolio and cash component based on volatility of the asset portfolio.  For more information, see “Underlying Index” on page 13. The notes are for investors who are concerned about principal risk but seek exposure to a multiple asset-linked index and accept that the underlying index’s volatility target feature and the notes’ past performance averaging feature may reduce upside performance in bullish markets, and who are willing to forgo market floating interest rates in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on an average of the locked-in index values on the four determination dates.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per note
Stated principal amount:	$10 per note
Aggregate principal amount:	$8,223,480
Pricing date:	November 29, 2012
Original issue date:	December 4, 2012 (3 business days after the pricing date)
Maturity date:	December 5, 2016
Interest:	None
Underlying index:	Morgan Stanley ETF-MAP Index (Excess Return)
Payment at maturity:	The payment due at maturity per $10 stated principal amount will equal: $10 + supplemental redemption amount, if any. In no event will the payment at maturity be less than $10 per note.
Supplemental redemption amount:	(i) $10 times (ii) the average index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation rate:	100%
Average index percent change:	(average locked-in index value – initial index value) / initial index value
Initial index value:	1,013.96, which is the index closing value on the pricing date
Average locked-in index value:	The arithmetic average of the locked-in index values on the four specified determination dates over the term of the notes
Locked-in index value:
With respect to the first determination date, the index closing value on such date; with respect to each subsequent determination date, the greater of (i) the index closing value on such determination date and (ii) the highest index closing value on any previous determination date

Determination date:	November 30, 2013, November 30, 2014, November 30, 2015 and the final determination date, subject to postponement for non-index business days and certain market disruption events
Final determination date:	November 30, 2016, subject to postponement for non-index business days and certain market disruption events
CUSIP / ISIN:	61761H764 / US61761H7641
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public(1)	Agent’s commissions	Proceeds to issuer
Per note	$10	$0.30	$9.70
Total	$8,223,480	$246,704.40	$7,976,775.60
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.30 for each note they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for equity-linked notes.

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Notes” at the end of this document.

Product Supplement for Equity-Linked Notes dated August 17, 2012       Prospectus dated November 21, 2011

Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

Investment Summary

Market-Linked Notes

The Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016 Based on the Value of the Morgan Stanley ETF-MAP Index (the “notes”) offer the potential for a supplemental redemption amount at maturity based on the average performance of the underlying index on the four approximately annual determination dates over the term of the notes, in each case as adjusted for the highest index closing value on any previous determination date.  The notes provide investors:

¡	an opportunity to gain exposure to the Morgan Stanley ETF-MAP Index

¡	the repayment of principal at maturity, subject to the credit risk of Morgan Stanley

¡
The past performance feature means that any positive return on the notes will be based on the average of the “locked-in index value” of the underlying index on 4 determination dates that occur approximately each year during the term of the notes.  The locked-in index value will be the greater of the index closing value on the determination date and the highest index closing value on any previous determination date.  On the first determination date, the locked-in index value will be the index closing value on that date as there would be no prior determination dates.  See “Hypothetical Payouts on the Notes” for examples of how the locked-in index values are calculated.  With respect to each determination date, the locked-in index value will equal the greater of (i) the index closing value on such determination date and (ii) the highest index closing value on any previous determination date, provided that the locked-in index value on the first determination date will be the index closing value on such date, regardless of whether such value is greater than or less than the initial index value

¡	no exposure to any decline of the underlying index if the notes are held to maturity

At maturity, if the average index percent change is zero or negative, you will receive the stated principal amount of $10 per note, without any return during the approximately 4-year term of your investment.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 4 years
Participation rate:	100%
Interest:	None

The Morgan Stanley ETF-MAP Index (Excess Return)

The Morgan Stanley ETF-MAP Index has been developed by and is calculated, published and rebalanced by MS & Co. (the “underlying index publisher”).  ETF-MAP stands for “Exchange Traded Fund – Multi-Asset Portfolio.”  The underlying index is a rules-based quantitative strategy (the “Index Methodology”) which uses modern portfolio theory principles and the related concept of efficient frontier to attempt to maximize returns for a given level of risk.  Its components consist of U.S.-listed exchange traded funds (“ETFs”) representing U.S. and non-U.S. equities, fixed income securities, commodities and cash (the “Index Components”).  The underlying index is calculated on an excess return basis, and therefore its level is determined by the weighted return of the optimized portfolio of Index Components (the “Asset Portfolio”) reduced by the return on an equivalent cash investment receiving the Federal Funds rate.

At each “Monthly Rebalancing,” the Index Methodology determines the optimal weightings of each component in the Asset Portfolio by analyzing historical returns and volatility for each Index Component and the historical correlation between each pair of components. In particular, the Index Methodology seeks to determine the Asset Portfolio that had the maximum historical return with 5% annualized volatility during the prior 60-business day period.  Volatility is a market standard statistical measure of the magnitude and frequency of price changes of a financial asset over a period of time, used to express the riskiness of the asset.  The exposure of the underlying index to each market sector and the weighting of each Index Component are subject to limits as outlined in “Underlying Index” below.

In addition, there is a “Daily Allocation,” based on a 5% volatility target (the “Volatility Target”), between the Asset Portfolio and cash.  Accordingly, the exposure to the Asset Portfolio will be monitored and adjusted so that it generally equals the Volatility Target divided by the Realized Volatility (as defined below in “Underlying Index”) of the Asset Portfolio.  The amount of the reduction in the exposure to the Asset Portfolio will be allocated to cash.  The sum of allocations to the Asset Portfolio and cash will not exceed 100%.

November 2012	Page 2

Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

A servicing cost of 0.50% per annum, calculated on a daily basis, and rebalancing costs of 0.03% per rebalance are deducted when calculating the performance of the underlying index. The rebalancing costs will apply to all Monthly Rebalancings and Daily Allocations, but only to the noncash portion of the Asset Portfolio that is actually rebalanced.

Please see “Underlying Index” on page 13 for more information about the underlying index.

November 2012	Page 3

Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of the underlying index and provide for the repayment of principal at maturity.  The notes are for investors who are concerned about principal risk but seek exposure to a multiple asset-linked index and accept that the underlying index’s volatility target feature and the notes’ past performance averaging feature may reduce upside performance in bullish markets, and who are willing to forgo market floating interest rates in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on an average of the locked-in index values on the four determination dates over the term of the notes.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of Morgan Stanley.

The underlying index is a rules-based quantitative strategy that attempts to maximize returns for a given level of risk through a weighted portfolio of components selected from a universe of U.S.-listed exchange traded funds representing U.S. and non-U.S. equities, fixed income securities, commodities and cash.  The underlying index is calculated on an excess return basis and thus its level is determined by the weighted return of the optimized portfolio of index components reduced by the return on an equivalent cash investment receiving the Federal Funds rate.

Repayment of Principal
The notes offer investors a 1 to 1 exposure to any positive average locked-in performance of the underlying index on the four determination dates, while providing for the repayment of principal in full at maturity.

Exposure to the Morgan Stanley ETF-MAP Index
The Morgan Stanley ETF-MAP Index attempts to maximize returns for a given level of risk.  ETF-MAP stands for “Exchange Traded Fund – Multi-Asset Portfolio.”  The underlying index consists of a weighted portfolio selected from a universe of U.S.-listed exchange traded funds representing U.S. and non-U.S. equities, fixed income securities, commodities and cash.

Upside Scenario
The arithmetic average of the locked-in index values on the four determination dates is greater than the initial index value and, at maturity, the notes pay the stated principal amount of $10 plus 100% of the positive percent change from the initial index value to the average locked-in index value.  With respect to each determination date, the locked-in index value will equal the greater of (i) the index closing value on such determination date and (ii) the highest index closing value on any previous determination date, provided that the locked-in index value on the first determination date will be the index closing value on such date regardless of whether such value is greater than, equal to or less than the initial index value.

Par Scenario	The average locked-in index value is less than or equal to the initial index value, and, at maturity, the notes pay the stated principal amount of $10.

November 2012	Page 4

Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

Hypothetical Payouts on the Notes

At maturity, for each $10 stated principal amount of notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any.  The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	=	$10 x average index percent change x 100% In no event will the supplement redemption amount be less than zero.
where
average index percent change	=	(average locked-in index value – initial index value ) / initial index value
average locked-in index value	=	the arithmetic average of the locked-in index values on the four specified determination dates over the term of the notes
locked-in index value	=
with respect to the first determination date, the index closing value on such date; with respect to each subsequent determination date, the greater of (i) the index closing value on such determination date and (ii) the highest index closing value on any previous determination date

In no event will the payment at maturity be less than the stated principal amount of $10.

The examples below illustrate the payment at maturity on the notes with the following terms:

▪	Term: Approximately 4 years

▪	Determination dates: annually for the first three years and then immediately preceding maturity

▪	Stated principal amount: $10

▪	Hypothetical initial index value: 1,000 (The actual initial index value is set forth on the cover of this pricing supplement)

Example 1:

Determination Date	Index Closing Value	Locked-in Index Value
1	1,030	1,030
2	1,050	1,050
3	1,080	1,080
Final	1,100	1,100
Average Locked-in Index Value		(1,030 + 1,050 + 1,080 + 1,100) / 4 = 1,065
Average Index Percent Change		(1,065 – 1,000) / 1,000 = 6.5%
Supplemental Redemption Amount		$10 x 6.5% x 100% = $0.65
Payment at Maturity		$10.65

In example 1, the underlying index increases gradually over the four determination dates.  As a result, the locked-in index value on each determination date equals the index closing value on such date.

At maturity, investors receive $10.65 per note, reflecting the 6.5% average index percent change from the initial index value to the average locked-in index value.  Although the underlying index increases 10% from the initial index value to its closing value on the final determination date, due to the past performance averaging feature of the notes, investors only receive a return of 6.5% over the approximately 4-year term of the notes.

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Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

Example 2:

Determination Date	Index Closing Value	Locked-in Index Value
1	850	850
2	830	850
3	1,020	1,020
Final	1,200	1,200
Average Locked-in Index Value		(850 + 850 + 1,020 + 1,200) / 4 = 980
Average Index Percent Change		(980 – 1,000) / 1,000 = -2%
Supplemental Redemption Amount		$0
Payment at Maturity		$10

In example 2, the index closing value on the first determination date is less than the initial index value.  The locked-in index value for the first determination date always equals the index closing value on such date, regardless of whether such value is greater than, equal to or less than the initial index value.  As of the second determination date, the underlying index further declines and closes at 830.  Because such index closing value is less than the index closing value on the first determination date, the locked-in index value for the second determination date equals the index closing value on the first determination date.  The underlying index then recovers and increases gradually as of the third and final determination dates.  As a result, the locked-in index values on the third and final determination dates equal the index closing values on the respective determination dates.

At maturity, the average locked-in index value is less than the initial index value and the average index percent change is -2%.  As a result, investors receive only the stated principal amount of $10 per note.  Although the underlying index increases 20% from the initial index value to its closing value on the final determination date, due to the past performance averaging feature of the notes and the negative performance of the underlying index as of the first and second determination dates, investors receive zero return over the approximately 4-year term of the notes.

Example 3:

Determination Date	Index Closing Value	Locked-in Index Value
1	1,040	1,040
2	1,080	1,080
3	950	1,080
Final	970	1,080
Average Locked-in Index Value		(1,040 + 1,080 + 1,080 + 1,080) / 4 = 1,070
Average Index Percent Change		(1,070 – 1,000) / 1,000 = 7%
Supplemental Redemption Amount		$0.70
Payment at Maturity		$10.70

In example 3, the underlying index increases gradually as of the first and second determination dates from its initial value and then drops to below the initial index value as of the third and fourth determination dates.  As a result, the locked-in index values on the first and second determination dates equal the index closing values on the respective determination dates.  The locked-in index values on the third and final determination dates both equal the index closing value on the second determination date.

At maturity, investors receive $10.70 per note, reflecting the average index percent change of 7%.  Although the index closing value as of the final determination date is less than the initial index value, investors still receive a positive return on the notes at maturity as the positive performance of the underlying index as of the second determination date is “locked-in” with respect to the subsequent determination dates.

November 2012	Page 6

Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

Example 4:

Determination Date	Index Closing Value	Locked-in Index Value
1	970	970
2	950	970
3	930	970
Final	920	970
Average Locked-in Index Value		(970 + 970 + 970 + 970) / 4 = 970
Average Index Percent Change		(970 – 1,000) / 1,000 = -3%
Supplemental Redemption Amount		$0
Payment at Maturity		$10

In example 4, the underlying index drops to below the initial index value on the first determination date and keeps declining over the term of the notes.  As a result, the locked-in index value on each subsequent determination date also equals the index closing value on the first determination date.

At maturity, the average locked-in index value is less than the initial index value and the average index percent change is -3%.   As a result, investors receive only the stated principal amount of $10 per note, equivalent to a zero return over the approximately 4-year term of the notes.

November 2012	Page 7

Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

¡
The notes do not pay interest and may not pay more than the stated principal amount at maturity.  If the average index percent change is less than or equal to 0%, you will receive only the stated principal amount of $10 for each note you hold at maturity.  As the notes do not pay any interest, if the average locked-in index value of the underlying index is not sufficiently higher than the initial index value, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the average locked-in performance of the underlying index on the four determination dates over the term of the notes.

¡
The supplemental redemption amount, if any, is based on the arithmetic average of the locked-in index values on the four approximately annual determination dates over the term of the notes and therefore the payment at maturity on the notes may be less than if it were based solely on the index closing value on the final determination date.  The supplemental redemption amount, if any, will be calculated by reference to an average of the locked-in index closing values on the four determination dates over the term of the notes.  The average locked-in index closing value may be less than the index closing value on the final determination date, and as a result, the payment at maturity you receive may be less than if it were based solely on the index closing value on the final determination date.  Investing in the notes is not the same as investing in notes that offer 1 to 1 upside exposure to the performance of the underlying index.

For example, if the closing value of the underlying index increases gradually as of each determination date, the average locked-in index value will be less than the index closing value on the final determination date, and the notes will underperform the actual return on the underlying index over the term of the notes.  This underperformance will be especially significant if there is a significant increase in the closing value of the underlying index towards the end of the term of the notes.

In addition, because of the way the average locked-in index value is calculated, it is possible that you will not receive any positive return on the notes even if on the final determination date the underlying index closes higher, or even significantly higher, than the initial index value.  This may occur when the underlying index has declined significantly as of the first determination date but recovers later in the term of the notes.  If the underlying index does not appreciate sufficiently as of the subsequent determination dates, the average locked-in index value may be less than the initial index value and you will only receive the stated principal amount at maturity without any return on your investment.  Please see “Hypothetical Payout on the Notes” on page 5 above.

¡
The market price of the notes will be influenced by many unpredictable factors.  Several factors will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including the value of the underlying index at any time, and, in particular, on each of the determination dates, the volatility (frequency and magnitude of changes in value) of the underlying index, dividend rate on the exchange traded funds (“ETFs”) underlying the underlying index, interest and yield rates in the market, time remaining until the notes mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities, commodities or bond markets generally and which may affect the index closing value on any determination date and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per note if you sell your notes prior to maturity.

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Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

¡
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes. You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

¡
The amount payable on the notes is not linked to the value of the underlying index at any time other than the four determination dates. The average locked-in index value will be based on the index closing values on the four determination dates.  Even if the value of the underlying index appreciates prior to any determination date but then drops on such determination date to be equal to or below the initial index value, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop.  Although the actual value of the underlying index on the stated maturity date or at other times during the term of the notes may be higher than the index closing value on any determination date, the payment at maturity will be based solely on the index closing value on each of the determination dates.

¡	There are risks associated with the underlying index.

▪
Low volatility in the underlying index is not synonymous with low risk in an investment linked to the underlying index. For example, even if the volatility of the underlying index was in line with the Volatility Target, the underlying index may decrease over time, which may result in a zero return on the notes.

▪
The level of the underlying index can go down as well as up. For example, based on the retrospective simulation of the performance of the underlying index, the underlying index would have provided a negative return in 2008.  Please see “Hypothetical Retrospective and Historical Information” below.

▪
The underlying index’s portfolio of Index Components is varied and represents a number of different asset classes in a number of different sectors. Investors should be experienced with respect to, and be able to evaluate and understand the risks of (either alone or with the investor’s investment, legal, tax, accounting and other advisors), investments the value of which is derived from different asset classes and sectors.

▪
The underlying index at any time may be composed of a very small number of ETFs. The components of the Asset Portfolio are varied and will be selected from the Index Components according to the Index Methodology.  Therefore, at any time, the underlying index may be composed of a very small number of ETFs and investors could be exposed to the risks associated with a concentrated investment in that small number of ETFs.  In addition, if the trading of one or more of such ETFs are disrupted, it is likely that the calculation agent will determine that a market disruption event with respect to the notes has occurred and thus postpone the valuation date or, if such market disruption event is continuing, determine the level of the underlying index at its discretion.  Investors’ interests may be adversely affected by such determination.

▪
The value of the underlying index and any instrument linked to the underlying index may increase or decrease due to a number of factors, many of which are beyond the underlying index publisher’s control.  The nature and weighting of the Index Components can vary significantly, and no assurance can be given as to the underlying index’s allocation to any Index Component at any time.

▪
While the underlying index has a Volatility Target of 5%, there can be no guarantee, even if the allocation to the Asset Portfolio is adjusted as frequently as is permitted (i.e., daily), that the realized volatility of the underlying index will not be less than or greater than 5%. In fact, the historical volatility of the underlying index, based on simulated returns, has generally been between 5% and 6%.

▪	There can be no assurance that the actual volatility of the underlying index will be lower than the volatility of any or all of the Index Components.

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Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

▪
The volatility target feature of the underlying index may dampen its performance in bullish markets. The underlying index is designed to achieve a Volatility Target of 5% regardless of the direction of price movements in the market.  Therefore, in bullish markets if the Realized Volatility is higher than the Target Volatility, the adjustment to the Asset Portfolio through Monthly Rebalancing or Daily Allocation might dampen the performance of the underlying index.

▪
The future performance of the underlying index may bear little or no relation to the historical or hypothetical retrospective performance of the underlying index. Among other things, the trading prices of the Index Components and the dividends paid on the Index Components will impact the level and the volatility of the underlying index. It is impossible to predict whether the level of the underlying index will rise or fall.

▪
The underlying index was established on March 12, 2012 and therefore has a limited history.  As such, performance for periods prior to the establishment of the underlying index has been retrospectively simulated by the underlying index publisher on a hypothetical basis. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation. The methodology and the underlying index used for the calculation and retrospective simulation of the underlying index has been developed with the advantage of hindsight. In reality it is not possible to invest with the advantage of hindsight and therefore this historical performance is purely theoretical.  In addition, certain ETFs included in the Index Components existed for only a portion of period for which the underlying index publisher calculates hypothetical retrospective values.  For any period during which data for one or more ETFs did not exist, the historical simulation is based on the value of each ETF’s benchmark index less the relevant ETF’s current expense ratio. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to March 12, 2012.  Such data must be considered illustrative only.  The historical data may not reflect future performance and no assurance can be given as to the level of the underlying index at any time.

▪
As the underlying index is new and has limited actual historical performance, any investment in the underlying index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

▪
The underlying index is calculated on an excess return basis.  The level of the underlying index is calculated as the excess of the weighted return of the Asset Portfolio over an equivalent cash investment receiving the Federal Funds rate.  As a result, the level of the underlying index reflects a deduction of the Federal Funds rate that would apply to such a cash investment, and is less than the return on the weighted Asset Portfolio. Changes in the Federal Funds rate will affect the value of the underlying index. In particular, an increase in the Federal Funds rate will negatively affect the value of the underlying index.

▪
The underlying index contains embedded costs.  As described in more detail under “Underlying Index” below, the underlying index contains an embedded servicing cost of 0.50% per annum, calculated on a daily basis, and rebalancing costs of 0.03% per rebalance.  The rebalancing costs will apply to Monthly Rebalancings and Daily Allocations, but only to the noncash portion of the Asset Portfolio that is actually rebalanced.  Such costs are deducted when calculating the level of the underlying index and will thus reduce the return of the underlying index.

¡
An investment in the notes involves risks associated with emerging markets equities and bonds, currency exchange rates and commodities.  ETFs representing foreign equities (including emerging markets equities) can constitute up to 50% of the underlying index.  The underlying index can also consist of certain ETF representing emerging markets bonds.  Therefore, an investment in the notes involve risks associated with the securities markets in those foreign markets and emerging markets countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in

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Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

government, economic and fiscal policies and currency exchange laws.  In addition, because the price of an ETF representing foreign securities is generally related to the U.S. dollar value of securities underlying the index tracked by such ETF, an investment in the notes involve currency exchange rate risk with respect to each of the currencies in which such securities trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region.

In addition, potential underlying index components also include ETFs representing commodities and thus investors are exposed to risks associated with commodities.  Investments linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts.  These factors may affect the prices of commodities and therefore of the underlying index and the notes, in varying and potentially inconsistent ways.

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If the underlying index is discontinued and no successor index is available, at maturity, Morgan Stanley will pay an alternative supplemental redemption amount, if any, in lieu of the supplemental redemption amount.  If MS & Co., as the underlying index publisher, discontinues publication of the underlying index and, as the calculation agent, determines in its sole discretion that no successor index is available, no supplemental redemption amount will be paid on the notes.  Instead, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternative supplemental redemption amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any supplemental redemption amount, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the ETF-MAP Index and its components and current and expected interest rates.  The alternative supplemental redemption amount, if any, will be paid at maturity in addition to the stated principal amount of the notes.  As a result, investors will have no more exposure to the underlying index once the calculation agent determines that no successor index is available to replace the discontinued underlying index, but will not receive the alternative supplemental redemption amount until the maturity date.  See “Additional Information About the Notes—Discontinuance of the underlying index” below.

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MS & Co., which is a subsidiary of the issuer, is both the calculation agent and the underlying index publisher, and will make determinations with respect to the notes and the underlying index.   As calculation agent, MS & Co. has determined the initial index value and will determine the index closing value and locked-in index closing value on each determination date, the average locked-in index value and the average index percent change and will calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the alternative supplemental redemption amount in the event of a discontinuance of the underlying index or a market disruption event, may adversely affect the payout to you at maturity.

MS & Co. is also the underlying index publisher and retains the final discretion as to the manner in which the underlying index is calculated and constructed.  The underlying index publisher may change the methodology of the underlying index or discontinue the publication of the underlying index without prior notice and such changes or discontinuance may affect the value of the underlying index.  The underlying index publisher’s calculations and determinations in relation to the underlying index shall be binding in the absence of manifest error.

In performing its duties as the calculation agent of the notes and the underlying index publisher, MS & Co. may have interests adverse to your interests, which may affect the value of the underlying index and the value of the notes.

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Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

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Adjustments to the underlying index could adversely affect the value of the notes. MS & Co., as the underlying index publisher can add, delete or substitute the Index Components, and can make other methodological changes required by certain events relating to the Index Components.  Any of these actions could adversely affect the value of the notes.  The underlying index publisher may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. in its capacity as both the calculation agent for the notes and underlying index publisher could have an economic interest that is different than that of investors in the notes.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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Investing in the notes is not equivalent to investing in the underlying index.  Investing in the notes is not equivalent to investing in the underlying index or its component ETFs.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other right with respect to the component ETFs of the underlying index.  See “Hypothetical Payout on the Notes” above.

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The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to the underlying index or its component ETFs), including trading in the component ETFs of the underlying index and in options contracts on the component ETFs.  Some of our subsidiaries also trade the component ETFs of the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could have increased the value at which the underlying index must close on each determination date before an investor receives a payment at maturity that exceeds the stated principal amount of the notes.  Additionally, such hedging or trading activities during the term of the notes, including on any determination date, could adversely affect the closing value of the underlying index on such determination date and, accordingly, the amount of cash an investor will receive at maturity.

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Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
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Underlying Index

Morgan Stanley ETF-MAP Index – Index Description

The Morgan Stanley ETF-MAP Index has been developed by and is calculated, published and rebalanced by MS & Co. as the “underlying index publisher.” This section outlines the key steps in constructing the underlying index, including the timing and methodology of the underlying index calculation and adjustment.  In general, the construction of the Asset Portfolio is based on the principles of modern portfolio theory and the efficient frontier.  The fundamental premise of modern portfolio theory is that the weighting of assets in an investment portfolio should be based not only on the individual risk and return characteristics of each asset but also on each asset’s relationship, in terms of correlation, volatility and return, to the other portfolio components.  The efficient frontier represents a set of portfolios constructed using modern portfolio theory concepts, each of which has a different risk and return profile.  An investor choosing a portfolio from the “efficient frontier” should, the theory says, be maximizing returns for the chosen level of risk.

Monthly on the “Rebalancing Selection Date” (including the initial Rebalancing Selection Date), the Index Methodology is applied to determine the Asset Portfolio that had the maximum historical return with 5% annualized volatility during the prior 60-business day period.  On the business day after the Rebalancing Selection Date (the “Rebalancing Date”), the weight of each Index Component is adjusted from its prior level and the new Asset Portfolio is formed.

Inputs to the Index Methodology include the historical returns and historical volatilities of each Index Component as well as the historical correlations between any two Index Components.  All levels are calculated on an annualized basis over the preceding 60-business day calculation window, with more recent data emphasized for volatility and correlation calculations.  The Index Methodology also applies pre-defined limits for Index Component weightings and sector exposures.

To calculate the “Daily Allocation” between the Asset Portfolio and cash, on each business day the underlying index publisher determines the realized volatility of the Asset Portfolio during the prior 30- and 90-day periods (the greater of which is the “Realized Volatility”).  If the Realized Volatility exceeds 5.5%, the allocation to the Asset Portfolio will be decreased, with the objective of reducing Index volatility, and if the Realized Volatility is below 5%, the allocation to the Asset Portfolio may be increased.  In each case, the Asset Portfolio allocation will generally equal the “Volatility Target” divided by the Realized Volatility, subject to a maximum of 100%.  For example, if the Realized Volatility is 7.5%, the allocation to the Asset Portfolio will equal the 5% Volatility Target divided by the 7.5% Realized Volatility, or 66.67%.  Volatility is a market standard statistical measure of the magnitude and frequency of price changes of a financial asset over a period of time, used to express the riskiness of the asset.  Note, however, that volatility does not identify the direction of the asset’s price movement.

Because the Realized Volatility metric used to determine exposure to the Asset Portfolio is the greater of 30- and 90-day volatility, Realized Volatility will increase more quickly when daily volatility increases, and Index exposure to the Asset Portfolio will be correspondingly reduced.  Conversely, Realized Volatility will decrease more slowly when daily volatility decreases, resulting in a more gradual increase in allocations to the Asset Portfolio.

The Daily Allocations will only seek to adjust the volatility of the underlying index and will not attempt to optimize the asset allocations within the Asset Portfolio.  Because the underlying index will not use leverage it may not be possible to achieve the Volatility Target of 5% during periods of very low volatility.

Morgan Stanley ETF-MAP Index – Index Rules

•	The maximum asset weightings on each Rebalancing Date for each market sector and for each Index Component within a given market sector are specified in the table below.

•	Asset weightings will not be rebalanced between Rebalancing Dates due to changes in market value of Index Components.

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Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

•	If between Rebalancing Dates the Realized Volatility exceeds 5.5% or falls below 5%, the allocation to the Asset Portfolio may be adjusted pursuant to the Daily Allocation as described above.

•	The allocation to the Asset Portfolio will equal the Volatility Target divided by the observed historical volatility, subject to a maximum of 100%.

•
The sum of allocations to the Asset Portfolio and cash will not exceed 100%. Because the underlying index will not use leverage it may not be possible to achieve the Volatility Target of 5% during periods of very low volatility.

•
The Index Level is calculated on an excess return basis and is determined by the weighted return of the Asset Portfolio reduced by the return on an equivalent cash investment receiving the Federal Funds rate.

•
A servicing cost of 0.50% per annum, calculated on a daily basis, and rebalancing costs of 0.03% per rebalance are deducted when calculating the level of the underlying index. The rebalancing costs will apply to Monthly Rebalancings and Daily Allocations, but only to the noncash portion of the Asset Portfolio that is actually rebalanced. Simulated and actual rebalancing costs between January 2, 2003 and September 28, 2012 have averaged approximately 0.41% per annum and the total costs that would have been deducted from the underlying index, comprising the sum of servicing and rebalancing costs, would have averaged approximately 0.91% per annum during this period. These servicing and rebalancing costs are based on the simulated Index performance, as described above, and were calculated in the same manner as the current Index Methodology. The actual servicing and rebalancing costs applicable to the underlying index in the future will vary and may be less than or greater than these simulated costs.

Index Components

The potential Index Components that can be included in the underlying index anytime, the maximum asset weightings on each Rebalancing Date for each market sector and for each Index Component within a given market sector are specified in the table below.

SECTOR AND MAXIMUM WEIGHT	ASSET CLASS	INDEX COMPONENTS	MAXIMUM ASSET WEIGHT
Cash 100%	Cash	Federal Funds Effective Rate	100%
Foreign Equity 50%	Developed Market Equities	iShares MSCI EAFE Index Fund	25%
	Emerging Market Equities	iShares MSCI Brazil Index Fund	20%
	Emerging Market Equities	iShares FTSE China 25 Index Fund	20%
	Emerging Market Equities	Market Vectors Russia ETF	20%
	Emerging Market Equities	WisdomTree India Earnings Fund	15%
	Emerging Market Equities	iShares MSCI South Korea Index Fund	15%
	Emerging Market Equities	iShares MSCI Taiwan Index Fund	15%
US Equity 30%	US Mid Cap	SPDR S&P MidCap 400 ETF Trust	30%
	US Small Cap	iShares Russell 2000 Index Fund	30%
	US Large Cap	iShares S&P 100 Index Fund	30%
Bonds 75%	Treasuries	iShares Barclays 20+ Year Treasury Bond Fund	50%
	High Yield Bonds	iShares iBOXX High Yield Corporate Bond Fund	50%
	Investment Grade Bonds	iShares iBOXX Investment Grade Corporate Bond Fund	50%
	Emerging Markets Bonds	iShares JP Morgan USD Emerging Markets Bond Fund	20%
Alternative Investments 50%	Gold	SPDR Gold Trust	30%
	Agriculture Related	Market Vectors Agribusiness ETF	15%
	Broad Commodities	PowerShares DB Commodity Index Tracking Fund	30%
	Real Estate	iShares Dow Jones U.S. Real Estate Index Fund	20%

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Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The underlying index is not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

“PowerShares®” is a registered trademark of Invesco PowerShares Capital Management LLC (“Invesco PowerShares”). The underlying index is not sponsored, endorsed, sold, or promoted by Invesco PowerShares or DB Commodity Services LLC (“DB Commodity Services”). Invesco PowerShares and DB Commodity Services make no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index. Invesco PowerShares and DB Commodity Services have no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

Market VectorsSM is a service mark of Van Eck Associates Corporation (“Van Eck”). The underlying index is not sponsored, endorsed, sold, or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

“S&P®”, “S&P 500®” and “SPDR®” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). The underlying index is not sponsored, endorsed, sold, or promoted by S&P or the SPDR® S&P MidCap 400® ETF Trust or the SPDR® Gold Trust (together, the “Trusts”). S&P and the Trusts make no representations or warranties to the owners of any investment linked to the underlying index or any member of the public regarding the advisability of investing in any investment linked to the underlying index. S&P and the Trusts have no obligation or liability in connection with the operation, marketing, trading or sale of any investment linked to the underlying index.

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Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

Hypothetical Retrospective and Historical Information

The inception date for the underlying index was March 12, 2012.  The information of the underlying index prior to March 12, 2012 is a hypothetical retrospective simulation calculated by the underlying index publisher, using the same methodology as is currently employed for calculating the underlying index based on historical data.  A retrospective simulation means that no actual investment which allowed a tracking of the performance of the underlying index existed at any time during the period of the retrospective simulation.  In addition, certain ETFs included in the Index Components existed for only a portion of period for which the underlying index publisher calculates hypothetical retrospective values.  For any period during which data for one or more ETFs did not exist, the historical simulation is based on the value of each ETF’s benchmark index less the relevant ETF’s current expense ratio.  Therefore, information of the underlying index prior to March 12, 2012 is hypothetical only and does not reflect actual historical performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to March 12, 2012.  Such data must be considered illustrative only.

You should not take the historical or hypothetical retrospective values of the underlying index as an indication of its future performance.

Information as of market close on November 29, 2012:

Bloomberg Ticker Symbol:	MSUSMA5E
Current Index Value:	1,013.96

The following graph sets forth the hypothetical retrospective and historical daily closing values of the underlying index for the period from January 1, 2007 through November 29, 2012.  The related table sets forth the hypothetical retrospective and historical high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter from January 1, 2007 through November 29, 2012.  The closing value of the underlying index on November 29, 2012 was 1,013.96.  The underlying index was established on March 12, 2012.  The information prior to March 12, 2012 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

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Morgan Stanley ETF-MAP Index	High	Low	Period End
2007
First Quarter	708.04	683.51	693.86
Second Quarter	710.74	693.39	706.30
Third Quarter	730.50	700.04	730.50
Fourth Quarter	759.05	732.18	759.05
2008
First Quarter	768.23	748.09	750.54
Second Quarter	760.08	745.25	745.25
Third Quarter	744.77	703.55	712.98
Fourth Quarter	739.40	696.12	736.25
2009
First Quarter	733.68	692.49	702.60
Second Quarter	730.48	701.16	724.13
Third Quarter	773.60	716.02	773.60
Fourth Quarter	774.75	752.95	770.65
2010
First Quarter	784.37	747.53	771.19
Second Quarter	799.28	773.85	799.28
Third Quarter	842.47	792.07	840.52
Fourth Quarter	880.37	842.61	879.17
2011
First Quarter	894.13	871.68	883.47
Second Quarter	919.00	883.63	896.21
Third Quarter	965.25	896.56	944.10
Fourth Quarter	980.95	942.58	980.58
2012
First Quarter	1,008.56	978.68	1,000.03
Second Quarter	1,004.38	973.29	995.65
Third Quarter	1,022.16	990.72	1,020.62
Fourth Quarter (through November 29, 2012)	1,028.91	1,008.72	1,013.96

The underlying index was established on March 12, 2012. The information prior to March 12, 2012 is a hypothetical retrospective simulation calculated by the underlying index publisher and must be considered illustrative only.

Hypothetical Underlying Index Return

The following table shows the hypothetical return on the underlying index from January 2, 2003 to November 29, 2012.  Because the publication of the underlying index began on March 12, 2012, the return on the underlying index shown below is retrospectively simulated.  No actual investment which allowed a tracking of the performance of the underlying index was possible at any time prior to March 12, 2012.

Index Returns1
	1/2/2003–11/29/2012	2003	2004	2005	2006	2007	2008	2009	2010	2011	20122
Returns	8.7%	21.3%	9.7%	3.2%	14.5%	8.6%	-3.0%	4.7%	14.1%	11.6%	3.4%
Data based on simulated returns from January 2, 2003 to March 11, 2012 and actual returns thereafter.
1  All returns except year-to-date 2012 returns are annualized.
2Year-to-date 2012 returns are not annualized.

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Market-Linked Notes with Past Performance Averaging Feature due December 5, 2016
Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

Additional Information About the Notes
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Denominations:	$10 and integral multiples thereof
Underlying index publisher:	MS & Co.
Call right:	The notes are not callable prior to the maturity date.
Market disruption event:
The following provision supersedes in its entirety “Description of Equity-Linked Notes—General Terms of the Notes—market disruption event” in the accompanying product supplement:

“Market disruption event” means the occurrence or existence of any of the following events with respect to ETFs then constituting 20 percent or more of the value of the underlying index, as determined by the calculation agent in its sole discretion:

(i)     the occurrence or existence of a suspension, absence or material limitation of trading of the ETF on the primary market for the ETF for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the ETF as a result of which the reported trading prices for the ETF during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the ETF, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

(ii)    the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the ETF underlying index or the ETF for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(iii)   a determination by the calculation agent in its sole discretion that any event described in clause (i) or (ii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in an ETF included in the underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that ETF to the value of the underlying index shall be based on a comparison of (x) the portion of the value of the underlying index attributable to that ETF relative to (y) the overall value of the underlying index, in each case immediately before the suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the ETF or in futures or options contract related to the ETF underlying index or the ETF will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the ETF underlying index or the ETF by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the ETF underlying index or the ETF and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the ETF underlying index or the ETF are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:
The following provision supersedes in its entirety “Description of Equity-Linked Notes—General Terms of the Notes—relevant exchange” in the accompanying product supplement:

The primary exchange(s) or market(s) of trading for any ETF then included in the underlying index, or any successor index.

Postponement of determination date:
If a market disruption event with respect to the underlying index occurs on any scheduled determination date, or if any scheduled determination date is not an index business day, the index closing value for such day shall be determined on the immediately succeeding index business day on which no market disruption event shall have occurred with respect to the underlying index; provided that the index closing value for any determination date shall not be determined on a date later than the fifth scheduled index business day after such scheduled determination date and if such date is not an index business day, or if there is a market disruption event on such date, the calculation agent shall determine the index closing value for such date using the index closing value as determined by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to the commencement of the market disruption event (or prior to the non-index business day), without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension, limitation or

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non-Index business day) on such date of each ETF most recently constituting the underlying index.
Postponement of maturity date:
If the final determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.

Discontinuance of the underlying index:
The following provision supersedes in its entirety “Description of Equity-Linked Notes—Discontinuance of Any Underling Index or Basket Index; Alteration of Method of Calculation” in the accompanying product supplement:

If the underlying index publisher discontinues publication of the underlying index and such underlying index publisher or another entity publishes a successor or substitute index that MS & Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then any subsequent index closing value will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to The Depositary Trust Company, New York, New York (“DTC”), as holder of such notes, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the relevant notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the underlying index publisher discontinues publication of the underlying index and the calculation agent determines, in its sole discretion, that no successor index is available, then, on the date of such determination, the calculation agent will determine, in good faith and in a commercially reasonable manner, an alternative supplemental redemption amount, which will equal its estimate of the value, if any, of the investors’ forgone opportunity to receive any supplemental redemption amount, determined by reference to the calculation agent’s pricing models, inputs, assumptions about future market conditions including, without limitation, the volatility of the ETF-MAP Index and its components and current and expected interest rates.  The alternative supplemental redemption amount, if any, will be paid at maturity in addition to the stated principal amount of the notes.

Equity-linked notes:
All references to “equity-linked notes” or related terms in the accompanying product supplement for equity-linked notes shall be deemed to refer to market-linked notes when read in conjunction with this document.

Minimum ticketing size:	$1,000 / 100 notes
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.”  Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, even though no interest is payable on the notes.  In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.  We have determined that the “comparable yield” for the notes is a rate of 2.5663% per annum, compounded semi-annually.  Based on the comparable yield set forth above, the “projected payment schedule” for a note (assuming an issue price of $10) consists of a single projected amount equal to $11.0749 due at maturity.  You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The following table states the amount of original issue discount (“OID”) (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ORIGINAL ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Original Issue Date through December 31, 2012	$0.0185	$0.0185
January 1, 2013 through June 30, 2013	$0.1286	$0.1471
July 1, 2013 through December 31, 2013	$0.1302	$0.2773
January 1, 2014 through June 30, 2014	$0.1319	$0.4092
July 1, 2014 through December 31, 2014	$0.1336	$0.5428
January 1, 2015 through June 30, 2015	$0.1353	$0.6781
July 1, 2015 through December 31, 2015	$0.1370	$0.8151
January 1, 2016 through June 30, 2016	$0.1388	$0.9539
July 1, 2016 through the Maturity Date	$0.1210	$1.0749

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Based on the Value of the Morgan Stanley ETF-MAP Index (Excess Return)

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders’ accruals of OID and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payment that will be made on a note.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on whether a treaty applies) on payments or deemed payments made to non-U.S. persons on certain financial instruments to the extent that such payments or deemed payments are contingent upon or determined by reference to U.S.-source dividends.  The notes are linked to an equity index that reflects the notional reinvestment of U.S.-source dividends and, therefore, the amount paid on the notes will be affected by amounts of U.S.-source dividends.  The U.S. Treasury Department recently released proposed regulations under Section 871(m) of the Code.  While significant aspects of the application of these regulations to the notes are uncertain, if the proposed regulations (as modified by a recent Internal Revenue Service notice) were finalized in their current form, non-U.S. investors should be aware that payments or deemed payments made after December 31, 2013 on the notes, to the extent that they are attributable to U.S.-source dividends, are likely to be subject to withholding tax under Section 871(m) of the Code, notwithstanding the discussion regarding withholding on the notes under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.  If withholding is so required, we will not be required to pay any additional amounts with respect to amounts withheld.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the notes by taking positions in the component ETFs of the underlying index and in options contracts on the component ETFs.  Such purchase activity could have increased the value of the underlying index on the pricing date, and therefore, could have increased the value at which the underlying index must close on each determination date before you would receive at maturity a payment that exceeds the stated principal amount of the notes.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the notes, including on the determination dates, by purchasing and selling the ETFs constituting the underlying index, futures or options contracts on the underlying index or its component ETFs listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on any determination date.  We cannot give any assurance that our hedging activities will not affect the value of the underlying index and, therefore, adversely affect the value of the notes or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may

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provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $0.30 for each note they sell.
MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the notes:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this

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opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for Equity-Linked Notes) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for Equity-Linked Notes and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for Equity-Linked Notes if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Equity-Linked Notes dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for Equity-Linked Notes or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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